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                                                                   EXHIBIT 10.24




                            LIBERTY MEDIA CORPORATION
                            9197 SOUTH PEORIA STREET
                               ENGLEWOOD, CO 80112


                                January 25, 2000

BroadbandNOW, Inc.
1440 Corporate Drive
Irving, Texas  75038

Gentlemen:

     BroadbandNOW, Inc. and its wholly owned subsidiary, BroadbandNOW Texas, Inc. (collectively, the "Company") are engaged in the business of providing high-speed Internet access and customized broadband content and applications to subscribers via a private IP network that can connect such subscribers via multiple broadband technologies, including DSL, cable modem, wireless and Ethernet (the "BroadbandNOW Service"). Certain affiliates of Liberty Media Corporation ("Liberty") are in the business of developing content that can be transmitted via the BroadbandNOW Service ("Liberty Content Affiliates").

     The Company desires to obtain content for distribution on the BroadbandNOW Service from Liberty Content Affiliates, and Liberty desires to designate Liberty Content Affiliates to provide content for distribution on the BroadbandNOW Service. To carry out the purpose and intent of this Letter Agreement, the Company agrees to offer to Liberty Content Affiliates (designated by Liberty) a right of first refusal to provide content that such Liberty Content Affiliates either own or control and have the right to distribute over the Internet or any other interactive medium for distribution on the BroadbandNOW Service on terms no less favorable to Liberty Content Affiliates than those offered by the Company to any other person or entity providing content for distribution on the BroadbandNOW Service ("ROFR"). For purposes of this Letter Agreement, the ROFR provided to Liberty Content Affiliates does not require that the Company have an offer to provide content for distribution on the BroadbandNOW Service from another content provider that such Liberty Content Affiliates have a right to match, but rather that the Company will offer such Liberty Content Affiliates the right to provide content for distribution on the BroadbandNOW Service on a most favored nations basis with other similarly situated content providers. The Company and each designated Liberty Content Affiliate will enter into a definitive agreement, on terms and conditions mutually acceptable to the parties and consistent with the terms of this Letter Agreement, pursuant to which such Liberty Content Affiliate will provide content for distribution on the BroadbandNOW Service. The Company agrees to negotiate in good faith with the designated Liberty Content Affiliates to enter into such definitive agreements on terms consistent with this Letter Agreement.

     Each of the parties hereto represents and warrants that it is authorized and has all rights necessary to enter into this Letter Agreement and to perform its obligations hereunder. This Letter Agreement constitutes a binding obligation of each of the parties hereto, enforceable against each of the parties hereto in accordance with its terms. This Letter Agreement will be

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governed by and construed in accordance with the laws of the State of Texas, without reference to its conflicts of law rules.

     Please confirm your agreement to the provisions of this Letter Agreement by signing below where indicated.

                                   Very truly yours,

                                   LIBERTY MEDIA CORPORATION



                                   By:
                                      ------------------------------
                                      Name:
                                      Title:


  ACCEPTED AND AGREED:

  BROADBANDNOW, INC.


  By:
     ------------------------------
     Name:
     Title: